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ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

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Investor Presentation Regarding Online Resources Corporation's 2009 Annual Meeting of Shareholders TENNENBAUM CAPITAL PARTNERS, LLC

Contents Overview of Tennenbaum Capital Partners ("TCP") and our history with Online Resources Corporation ("ORCC") Why we are conducting this proxy contest How to increase value to shareholders Our independent nominees for the ORCC Board Appendix A - Benefits of potential strategic alternatives Appendix B - Reconciliation of EBITDA and EBITDA margin calculation

Overview of Tennenbaum Capital Partners and our history with ORCC

Overview of Tennenbaum Capital Partners We are a private investment firm founded in 1996 and have invested almost $7.5 billion in 140 separate companies across seven funds Our investment strategy is focused on financing event driven situations, such as mergers, acquisitions, growth financings, recapitalizations and restructurings We commonly invest in both debt and equity; including public equity, private equity, leveraged loans, mezzanine securities and distressed bonds; and work in partnership with management, financial sponsors and boards Our funds are structured with 10-year equity lock ups, and as such we do not face redemptions prior to the maturity of our funds We have long term committed capital, are long term investors and have no need to get liquidity on this investment prematurely. We are seeking to maximize absolute value, not just a short term IRR We are not a hedge fund that trades in and out of securities. We add value through investment insight, operating capabilities and an extensive network of commercial and financial relationships We are not an activist fund We do not intend to take ORCC private

TCP's investment history with Online Resources In July 2006, TCP provided financing in the form of an $85m Senior Secured Loan and $75m in Convertible Preferred Stock to support Online Resources' acquisition of Princeton eCom. In February 2007, ORCC refinanced TCP's $85m Sr. Secured Loan Key Financial Terms of TCP's Convertible Preferred Stock: Convertible into 4,612,750 common shares at a conversion price of $16.22825; Preferred accrues at 8.0% per annum, with an interest factor thereon We have a put right beginning July 2013. We are also entitled to a liquidation preference payment upon a change of control. The preferred is redeemable under either case at 115% of par plus cumulative dividends and interests thereon Consent Rights: The Company must receive TCP's consent to issue any security or evidence of Indebtedness, other than in connection with an underwritten public offering As a result, the Company cannot adopt any sort of poison pill "rights plan" without our consent We believe that a rights plan helps entrench an incumbent board and management, and does not create value for shareholders

Why we invested in ORCC We believed ORCC had very compelling fundamentals. We also believed that execution would drive growth in EBITDA and margins, which would drive an increased stock price. We believed that the following factors made an investment in ORCC attractive: Recurring predictable model, with relatively predictable revenue and EBITDA growth Growth in billpay adoption rates would continue at historical rates New FIs could be targeted for revenue growth Low churn based on a "sticky" embedded base and transaction price stability of the business (high switching cost) Acquisitions would drive scale and expand EBITDA margins to the high 30% level as management guided Real economic benefits (cost synergies, new revenue streams) from consolidating biller networks with consumer billpay networks ("Biller Endpoint Network") ORCC could execute a "big bank" FI strategy through the acquisition of Princeton ecom New product innovation would generate additional revenue per FI by selling add-on/new products to existing customers (i.e. increase ARPU) Management possessed the necessary execution skills and capabilities to integrate acquisitions, retain the acquired customer base and grow the business We also recognized that value could be achieved through M&A given ORCC had scarcity value that in our opinion would be sought as part of the ongoing consolidation of industry

TCP is the largest common stockholder We believe the Company incorrectly argues that we have a conflict of interest and that we seek a sale to get cashed out of our Convertible Preferred. We strongly believe that is simply not accurate First, we are not interested in a quick or immediate sale of the Company that does not provide a fulsome value Second, we have accumulated 2,853,000 ORCC common shares in the open market, which makes us (based on current filings) the largest common stockholder. TCP owns 21.7% of ORCC's common stock on an as converted basis Third, our cost basis in the stock is $8.30, so we believe our interests are aligned with ALL shareholders. We are focused on making a profit on our investment, and we do not advocate a sale of the Company at any price In our view, TCP's relationship with ORCC has been amicable, notwithstanding our professional differences. We are active on the Board and continue to try to assist the Company and serve shareholders on several strategic and financial fronts We advocate being realistic about ORCC's prospects and fair value. We believe a board of directors must be proactive and demand change when a management team consistently fails to deliver results. In our opinion, this board is not realistic about ORCC's prospects and is unwilling to defy the CEO on any matter We continue to be bullish on the industry, and as we have publicly said, we are willing to roll or exchange our Convertible Preferred into a potentially consolidating transaction We believe our willingness to take part in financing a consolidating transaction and our commitment to being a long term investor in the Company is a significant benefit to all shareholders - particularly in this current environment

Why we are conducting this proxy contest

Why we are conducting this proxy contest: corporate governance We are committed to improving the Company's corporate governance, limiting what in our view is unilateral rule and decision making by the CEO, and in doing so upgrading ORCC's image to outsiders - moving from what in our opinion is a board of the CEO's faithful to a board of accomplished, independent, unbiased and proactive directors In addition to our proposed slate, we believe that it is in the best interests of shareholders that the Chairman and CEO roles be split - this is consistent with good corporate governance (as has been advised by many governance advisory firms) and in our view removes conflicts from the strategic decision making process We strongly believe that the tenure and experience level of the board does not inspire confidence, and we believe that many shareholders are concerned over management's execution, the dismal performance of the stock, and the board's decision making To the best of our knowledge, in at least the last two years, no member of the Board (excluding Michael Leitner) has ever cast a single vote in opposition to management on any issue In our opinion, this proxy contest is about ensuring that the Company is not controlled by the Chairman or other insiders that own less than 5.0% of the Company's common shares.* Our slate of independent directors is committed to maximizing value for all shareholders, and will seek to work with other board members to control the Chairman, take action to improve the Company's performance, be proactive on value creation, and be realistic about ORCC's prospects *Based on common shares held by current directors and executive officers as disclosed in the Company's proxy statement filed on March 19, 2009 (excludes shares issuable upon the exercise of options to purchase common stock).

Why we are conducting this proxy contest: challenged fundamentals We believe that the Company's strategy, and outlook is challenged, too optimistic and unrealistic In our opinion, the Company has not achieved many of its growth plans or margin projections, and has a long and unfortunate history of revising earnings expectations downward The Company has lost core processor distribution partners (i.e. Jack Henry/Certegy) and has not replaced them In our view, the business has matured, adoption has slowed, and the business growth profile appears to be at risk The share price has underperformed all relevant comparables, and we are concerned that as a small-cap company, there is less impetus for growth than management currently projects In our judgment, the Company has poorly integrated over $225m of acquisitions (Princeton eCom and ITS), and has left shareholders mortgaged to high financial and operating leverage. The Company is resorting to operating expense cuts to drive EBITDA, which in our view raises concerns about future performance The Company has consistently lost customers from acquired businesses (mostly due in our view to ill prepared infrastructure needed to support them) and we believe this has cost ORCC real margin loss We believe our slate will significantly improve the Board's ability to oversee operations of the Company, clarify strategic priorities and maximize value for all shareholders

Making the case for change at ORCC The Company's EBITDA guidance has been at the low end or below quarterly guidance in 7 out of the last 8 quarters In our view, management has lost credibility with the Street and buy side investors EBITDA margin growth has been a complete miss. In 2006, management had promised us EBITDA margins of >35% by FYE 2007. ORCC's actual EBITDA margin for FYE 2008 was 21.6%* We believe the Company has been unable to consistently forecast its key business drivers Management in the past has failed to maintain effective control over financial reporting In our opinion, ORCC has been unable to bring new products to market within a reasonable time frame or develop leading edge customer facing products (please compare the Company's internet banking solutions with Checkfree's recently upgraded solution, Checkfree Web RXP) ORCC's stock performance has continued to decline and the Company is underperforming its peer group Since May 8, 2006 (Princeton eCom acquisition announcement) to March 23, 2009, ORCC's stock has declined 70.3% while the peer group has declined an average of 12.8% (FIS, FISV,MV,JKHY,INTU,SONE)** The Company's stock has limited float, creating limited liquidity for investors We strongly believe that the current Board has not made an effort to refocus corporate priorities *See appendix B for EBITDA margin calculation **From November 2, 2007 to March 23, 2009 for Metavante Technologies, Inc.

The benefits of operating leverage did not materialize Management set the expectation that there was substantial operating leverage in the business; however, we believe this has not been realized. In 2006, management projected EBITDA margins between 30%-35% by 2007, and 35%-40% beyond 2007 At ORCC's analyst day in August 2007, management projected that the Company would exit 2008 with an EBITDA margin of at least 30%. Q4 08 EBITDA margin was 25.9%. Full year 08 EBITDA margin was 21.6% In mid 2006, based on management's guidance, sell-side analysts' consensus EBITDA estimates for 2007 and 2008 were $37.5m and $49.1m, respectively.* Actual EBITDA in 2007 and 2008 was $32.6m and $32.7m (13.1% and 33.4% miss, respectively)** Expected EBITDA Margins Projections from Analyst Day 2006 (August 2006) Source: Online Resources investor relations website. Source: Public filings Actual EBITDA Margins (2005-2008) *Based on EBITDA estimates published by Raymond James Associates, Inc. (7-25-06), Friedman Billings Ramsey (7-10-06), Jefferies & Company, Inc 8-25-06) and Merrill Lynch (11-28-06) **See appendix B for EBITDA reconciliation and EBITDA margin calculation.

We believe that the Board has lost credibility with the Street , as management has consistently over promised on its EBITDA and EPS growth projections (EBITDA has been at the low end or below quarterly guidance in 7 out of the last 8 quarters). In our opinion, the existing board has not taken any action, and there have been no ramifications to management for these results In our judgment, the following comments previously made by management illustrate their inability to project growth and deliver results in-line with their projections. Q2 06 Earnings Call: "We still anticipate exiting 2007 with an EBITDA margin in the 30 to 35% range." Q4 07 EBITDA margin was 26.8%. Full year 07 EBITDA margin was 24.1%. Management Comments / Projections Actual Results Q1 07 Earnings Call: "For every point in our adoption rate, core earnings increase $0.12 per share" 08 Guidance Call: "Is that still the case? No, it's now $0.09" 2007 Analyst Day: "Reaffirmed its expectation to exit 2008 with an EBITDA margin of at least 30%." Q4 08 EBITDA margin was 25.9%. 08 EBITDA margin was 21.6%. Q4 08 Earnings Call: "We can return about $0.08 per share with every 1% increase in adoption moving forward." Missing guidance is not an industry problem as most industry participants have continued to perform and maintain their guidance, even through these tumultuous times. Like the Company, many of these companies also dealt with the negative impact from lower float revenue For 2008, ORCC's actual EBITDA was 18.3 % lower than the mid-point of its EBITDA guidance while the comparable universe generated earnings that were in-line with the mid-point of their respective financial guidance ranges (99.9% of mid-point of guidance)* *Comparable universe included Fidelity National Information Services Inc., Fiserv Inc., Global Payments, Inc., Intuit Inc., Jack Henry & Associates, Inc., Metavante Technologies, Inc., S1 Corporation, and the Western Union Company. Based upon a comparison of actual fiscal year 2008 results to the mid-point of each company's respective guidance range provided at the beginning of the fiscal year. Exact guidance ranges or guidance growth rates were either published in a press release, investor presentation or given orally on an earnings call release. Fidelity National Information Services Inc., Jack Henry & Associates, Inc. and S1 Corporation's financial guidance range is based on EBITDA, Intuit's financial guidance is based on Non-GAAP Operating Income (operating income before (i) amortization of purchased intangible assets, (ii) acquisition related charges and (iii) share-based compensation expense). Fiserv Inc., Global Payments, Inc., Metavante Technologies, Inc., and Western Union Company's financial guidance range is based on EPS. Inability to project growth and history of downward revisions

Growth story has not developed as anticipated We are very concerned about what we believe is the lack of independent oversight of management's "compelling growth story" and strategic plan Bill payment revenue and transactions have declined over the last two years Banking billpay adoption rates have increased, but at rates substantially slower than management anticipated, including significant misses on same store bill pay adoption rates While the eCommerce segment has grown from two acquisitions, bill pay continues to be the largest contributor to EBITDA, and in our view, the lack of growth in the Company's primary business has weighed heavily on the stock *Source: ORCC's public filings and Yahoo finance stock data ORCC Stock Price (May 8, 2006 - March 23, 2009)*

Competitive positioning appears to be eroding According to industry analyst Celent, the Company's product positioning is not in the top quartile and while its technology is good, ORCC lacks scale, a core processing platform and an ability to differentiate In our view, the Company is relegated to defending its small FI base against much larger and better capitalized players In our opinion, the consolidation of core processors with bill pay vendors, or their development of their own product lines, will continue to pressure the smaller bill pay vendors (such as ORCC) that do not have strong commercial tie-ins to the cores Source: Celent: Retail Internet Banking Vendors, December 2008. Permission has not been sought or received to refer to the materials herein. Breadth and Depth of Technology Relative Vendor Size

Institutional investors have lost confidence ORCC's share price has materially underperformed its peer group since the acquisition of Princeton eCom Since May 8, 2006 (Princeton eCom acquisition announcement) to March 23, 2009, the Company's stock price has declined by 70.3% while its peer group has experienced a median decline of 14.4% and an average decline of 12.8%* In addition, although the stock prices of all financial technology companies have declined substantially in the last year due to concerns surrounding financial institutions, ORCC's stock has declined by a significantly greater percentage than its peer group (57% vs. 18%)** Over the last 12 months, several institutional investors have either substantially reduced or entirely exited their position in ORCC common stock. We believe that this is indicative of the lack of investor confidence ORCC Stock Price Relative to Comparable Universe (5/8/06 - 3/23/09) ORCC Source: Yahoo Finance Stock data * Based on stock prices from May 8, 2006 (from November 2, 2007 for Metavante Technologies, Inc.) through March 23, 2009 for peer group, which includes S1 Corporation, Intuit Inc., Fidelity National Information Services Inc., Fiserv Inc., Jack Henry & Associates, Inc. and Metavante Technologies, Inc. ** Based on stock prices from March 24, 2008 through March 23, 2009 for peer group, which includes S1 Corporation, Intuit Inc., Fidelity National Information Services Inc., Fiserv Inc., Jack Henry & Associates, Inc. and Metavante Technologies, Inc.

Research community views on ORCC We believe the sell side research community generally shares our views on the future prospects of ORCC and its execution challenges: (*) Raymond James (2-27-09) "We are reiterating our Outperform rating and 12-month price target of $5. We are applying a 4.4x straight EBITDA multiple to our $1.13 2009E EBITDA per share estimate. .... While this multiple is at the low end of the sector average, we are also recognizing this story has lacked consistency." DA Davidson & Co. (2-27-09) "Maintaining our BUY rating and $11 price target. The target equates to 11.6x our 2010 EBITDA estimate and 26x 2010 core EPS, valuation levels a small, fast growing strategic company should fetch in a take-out; an increasingly likely scenario in our opinion." Oppenheimer & Co Inc. (2-27-09) "ORCC left its FY09 guidance unchanged but did not paint a clear picture of how current trends will reverse in order to hit their targets. We believe consensus CY09 EPS estimates remain too high and do not have conviction regarding company guidance. Over the longer-term, we expect ORCC's core small/mid-sized bank market could become more competitive as larger bank technology companies move down-market." Janney Montgomery (1-12-09) "We are initiating with a BUY rating due to the probability the company will be sold over the next 12 months. Poor returns on invested capital and the likelihood margins will remain depressed will pressure the board to focus on a consolidating transaction that immediately maximizes shareholder value through cost synergies. Improving returns on invested capital without M&A remains challenging because of persistently low interest rates and the adverse effect this has on gross margins. Moreover, organic growth within the company's largest segment, Banking, has been declining due to several client losses and increased competition. As a result, there is little hope for sustainable margin expansion over the next 12 months, as the company faces stiff competition from its larger core processing peers, all of which offer a much more robust product suite." First Analysis (12-08-08) "As we have stated many times, Online Resources management has to rebuild its credibility by achieving or outperforming its guidance. We are hopeful this year's analyst day represents a small step on this path. Meeting performance targets will be the more difficult step to take, but we think guidance is achievable in 2009." (*) Permission has not been sought or received to quote from, or refer to, published materials herein.

The industry structure has changed in ways that challenge our original investment thesis We don't measure the effectiveness of strategy by one quarter of fiscal results, but we do measure whether the underlying fundamentals are intact after 10 quarters. We strongly believe that: Challenges to adoption rates; ability to acquire new FI customers; excessive churn and inability to retain customers; increased price competitiveness; M&A going on all around ORCC; limited COGS benefit to consolidating biller and consumer payment networks; slow product rollouts; and inability to compete in the large FI market have given us good reason to challenge management's current plans Board members (as fiduciaries to the shareholders) need to be cognizant that business conditions change and industry movements can work against ORCC and limit the probability of success Since our 2006 investment, we have witnessed industry transformation with the Fiserv/Checkfree and Intuit/Digital Insight strategic combinations, yet the Company has not realized significant customer gains from this opportunity ORCC is exposed to continuing vertical integration, where the larger vendors/core processors continue to grow their share of FI IT spend and influence, yet the Company has no new core processor partners Valuation levels continue to be reset, and the Board cannot ignore market realities and just wait, hope and pray for return to "yesterdays" valuations We believe the industry moves dilute the Company's long term standalone value, and make it far more challenging to execute a successful long term plan. We have been discouraged by what in our opinion is the Board's lack of action to address the current market realities. We are recommending change to create near term upside, and appropriately position the Company for a changed industry landscape

How to increase value to shareholders

Aggressive Actions to Enhance Execution Aggressive Actions to Assess & Improve Business Model Deliberate Ongoing Process to Evaluate Strategic Options Enhanced Shareholder Value With Multiple Upside Drivers Assess & enhance sales execution and sales culture to improve growth and improve the Company's client retention Opportunistic programs to gain market share Specialized focus to achieve full integration of acquisitions Improve financial controls and forecasting process Drive accountability from top-down Rebalance development investments to optimize for growth & leverage Disinvest in underperforming products Consider opportunities to restructure and improve operating leverage Evaluate "sum of parts" strategies Engage independent financial advisors to assess strategic options Implement a Board-driven (not Chairman driven) process to consider all opportunities Enhance and maintain ongoing constructive dialogue with potential partners Synergies Synergies We believe an active and energized Board with new talents and resources can enable many initiatives to enhance value: Parallel initiatives to drive value

Immediate impact In addition to enhancing the board capabilities with our slate we believe: Our board nominees will immediately add commercial and strategic value through their network of relationships The change in board should eliminate what we believe is the 3rd party perception that the Company is being led only by the Chairman/CEO Our board nominees will challenge management's views on the business and its growth prospects We have suggestions for enhancing the management team, which will lead to more predictable execution and improved sales and client relationship culture We will explore share repurchases to maximize shareholder value We believe there is a "sum of the parts" story with ORCC and we will explore a potential sale of eCommerce - which we believe has produced few synergies, but retains a superior growth profile (and ultimately a higher valuation multiple) to the Company's payments business and allows the Company to monetize its NOLs

Our independent nominees for the ORCC Board

Our independent nominees for the ORCC Board We believe our nominees (John Dorman, Bruce Jaffe, and Ed Horowitz) are extremely credible and distinguished candidates. Our nominees collectively have decades of expertise in the management of technology and services businesses, significant public company board experience, and broad range of talents in M&A and corporate strategy Our nominees are independent and will pursue best corporate governance practices; and are committed to rolling up their sleeves and creating value for all of the common shareholders We believe that, if elected, these nominees will challenge both management and existing directors about all aspects of creating value at ORCC, from corporate strategy to matters of operational execution We expect immediate benefits from our nominees, once elected: We expect that Bruce Jaffe, who at Microsoft held many executive positions including running corporate development and was previously a divisional CFO for a multibillion dollar business group, will be able to assist in identifying and pursuing a broad set of relationships, both with Microsoft and other companies. This will facilitate the pursuit of synergies from the bill payment and internet banking platforms with third party web services and financial management products We expect that Ed Horowitz, with his many years at Citigroup and various other CEO level roles, will not only add significant discipline to ORCC's execution strategy and Board actions; but also leverage his Citigroup and other "big bank" financial institution technology relationships to finally hone in on a lasting "big bank" strategy for the Company We expect that our nominee John Dorman, who led Digital Insight through its incredible growth era (and successfully sold the business to Intuit), will sharpen all aspects of the Company's strategy, leadership and execution. John continues to maintain strong relationships in the sector, and we expect John will be an excellent ambassador in the strategic community for the ORCC shareholder - and improve what in our opinion is the credibility gap that exists today Why wouldn't ORCC want to have these accomplished executives on the Board? They should be honored to attract this caliber of professional

Our independent nominees - John Dorman John Dorman Mr. Dorman has held a wide range of senior level executive positions in both the technology and financial institution sectors over the past 25 years. Chief Executive Officer of Digital Insight Corporation from October 1998 to August 2003, and remained a Director until the Company was sold in 2007. During Mr. Dorman's tenure, he significantly increased revenue and EBITDA and established Digital Insight as one of the leading online banking platforms, culminating in a very successful cash sale to Intuit Inc. for $1.35 billion. Prior to joining Digital Insight, he served as Senior Vice President of the Global Financial Services Division of Oracle Corporation from August 1997 to October 1998 where he was responsible for product development, services and sales to banks and brokerage firms worldwide. Mr. Dorman was promoted into this position shortly after Oracle acquired Treasury Services Corporation, a provider of modeling and analysis software for financial institutions that he founded in 1983. Mr. Dorman was the Chairman and Chief Executive Officer of Treasury Services Corporation from 1983 to 1997. Prior to founding Treasury Services Corporation, Mr. Dorman spent 11 years at Union Bank of California, and served as Treasurer of the Company from 1979 to 1983. Currently serves as Chairman of the board of directors of Deep Dyve, Inc., and also serves as a director of Consumer Healthcare Advantage, LLP. Previously served on the board of directors of Zantaz, Inc., until it was acquired by Autonomy, LLC in 2007.

Our independent nominees - Ed Horowitz Edward D. Horowitz Has over 30 years of executive level experience with roles as Chief Executive Officer of SES Americom, and senior operating roles at Viacom Inc. and Citigroup Inc. Currently the Chairman of Edslink, LLC, a financial and technology consulting firm that he founded in 2000. From May 2005 to May 2008, served as the President & Chief Executive Officer of SES Americom, North America's leading commercial satellite provider, and a member of the executive committee of its parent company, SES Global. Recruited by Citigroup's Chairman, John Reed, to serve as the Chairman of e-Citi and Executive Vice President of Citigroup's Advanced Development unit, a position he held from January 1997 to July 2000. Responsible for developing and deploying Citigroup's technology infrastructure to place its products and services on the internet and other electronic platforms. Served on Citigroup's executive and operating committees. Currently a member of the board of directors of EaglePicher and American Management Association. Also serves on the Network Advisory Council for Accenture. Mr. Horowitz's extensive background from Citigroup in e-banking and his understanding of the technology delivery requirements (both bank requirements and consumer needs) for internet banking and online bill pay would add tremendous value to the ORCC Board.

Our independent nominees - Bruce Jaffe Bruce A. Jaffe Veteran software and internet executive with over 15 years of experience, particularly in dealing with the challenges faced by business-to-business-to-consumer (B2B2C) web based business models like ORCC. Mr. Jaffe has had a long history of success in shaping corporate strategy and leading the M&A and business development functions at Microsoft. Since March 2008, has been the General Manager of Three Point Group, LLC, an entity through which he provides consulting and advisory services. Between June 1995 and February 2008, Mr. Jaffe was an executive at Microsoft Corporation. Most recently, held the position of Corporate Vice President, Corporate Development at Microsoft Corporation, a position which he held from December 2005 until February 2008. There are few professionals that have had the robust level of experience that Mr. Jaffe has had, with Mr. Jaffe having executed over 55 M&A transactions, 12 investments and 2 joint ventures while managing Corporate Development at Microsoft Corporation. From April 2003 until December 2005, he was Corporate Vice President and Chief Financial Officer, MSN Division at Microsoft Corporation. Mr. Jaffe developed an expertise at identifying flaws and opportunities and determining the appropriate set of strategic and financial alternatives to maximize value outcomes.

Support our independent nominees for the ORCC Board In summary, if you share our concerns about the Company's corporate governance, performance of the business and the share price, and believe in our plan, together we can work to: Restore investor confidence, goodwill and trust in the Board of Directors Improve operational performance, accountability, focus and financial performance Improve communication and transparency by and among the CEO, the Board and ORCC's shareholders Consider consolidating transactions and value maximization strategies As ORCC's largest investor, we are committed to achieving value for our investors and for all the shareholders of the Company Through the nomination of our three candidates, we believe we are providing all shareholders with an opportunity to elect independent and highly experienced candidates who will add value to the business operationally, strategically and to shareholders through the Board room

Contact information Tennenbaum Capital Partners Michael Leitner, Managing Partner, (310) 566-1039, michael.leitner@tennenbaumcapital.com Hugh Steven Wilson, Managing Partner, (310) 566-1007, steve.wilson@tennenbaumcapital.com MacKenzie Partners, Inc. Dan Burch, (212) 929-5748, dburch@mackenziepartners.com Larry Dennedy, (212) 929-5239, ldennedy@mackenziepartners.com

Appendix A: Benefits of strategic alternatives

Benefits of potential strategic alternatives: why consolidating transaction? In our view, the level of synergies that can be created through a consolidating transaction in the financial technology sector is substantial. Consolidating transactions are about "relative value" and not just the absolute level of a company's share price They are also about synergies, and how synergies can increase an acquirer's capacity to pay and reward shareholders We believe there are several potential acquirers for ORCC as a whole, or in parts, and most are overlapping or complementary businesses - where synergies that can range from between $25-$35M per year (which is a significant increase from the $40M EBITDA that ORCC management has guided us to in their recent earnings call) We note below a series of transaction comparables for this sector and the generous valuations afforded the selling Company's shareholders Source: Public filings

Benefits of potential strategic alternatives: synergies provide significant upside Using Checkfree as a Comparable: Through both revenue synergies and cost savings that Fiserv expected to generate through its acquisition of Checkfree, Checkfree's acquired EBITDA increased by 58% from $280.8m to $443.3m The transaction multiple of LTM EBITDA declines from 15.6x to 9.9x - indicating a significant increase in Fiserv's capacity to pay Fiserv was trading at approximately 9.0x EBITDA and was willing to pay a transaction multiple (9.9x EBITDA) pro forma for synergies that exceeded their own trading multiple. This implies that selling shareholders received much of the benefit of synergies, and yet still have an accretive transaction to Fiserv shareholders If we apply a similar set of circumstances to ORCC (i.e. comparable synergies of $25m-$35m), and assume an acquirer will not enter into a dilutive transaction (i.e. pay more on a post synergy basis than their existing multiple), we can achieve significant premiums to our current share price. If the business is improved in the short term, which we expect from our slate of directors, we believe common shareholders can enjoy even greater financial upside (1) Based on cost savings plus 50% margin on incremental revenue. Source: Fiserv and Checkfree public filings.

Benefits of potential strategic alternatives: value creation for ORCC shareholders

- At the Company's current valuation, assuming $25M - $35M of synergies which implies a pro forma EBITDA for ORCC of $65M - $75M, ORCC is valued from 3.7x-4.3x pro forma (post synergy EBITDA)
- This is a significant discount to the current market valuations of most potential strategic acquirers (most of whom trade around 7x EBITDA) – which, in our judgment, also dictates that there is a significant capacity to pay while still ensuring a consolidating transaction is accretive from the acquirer's standpoint
- Based on our estimates of synergies, management's guidance for future periods, and current market valuations - indicative values in the range $7- $10.50 per share appear within the realm of reasonableness
- **As we have highlighted throughout, we are not focused on an immediate sale, but only a transaction that maximizes valuation in light of all of the business risks ahead of the Company. We highlight this analysis to demonstrate that consolidating transactions continue to be very accretive to all shareholders, and should be thoughtfully considered by a board of directors, not rebuffed by the Chairman and CEO**

Acquirers Capacity to Pay (1)			
ORCC 2009E EBITDA Range (Mid-point of Disclosed Range)	$40.0	-	$40.0
Incremental Synergies to Acquirer from Cost savings and Revenue Cross-Sell	$25.0	-	$35.0
PF 2009E EBITDA Range	$65.0	-	$75.0
Equity Market Cap (Based on Share Price as of 3/23/09) (2)	$123.5	-	$123.5
Plus: Net Debt / Liquidation Value of Convertible Preferred	$155.2	-	$155.2
Current EV	$278.6	-	$278.6
Implied EV / EBITDA Multiple (Pro Forma for Synergies)	**4.74x**	-	**4.21x**
Public Comparable EBITDA Multiple Range (3)	6.00x	-	7.00x
Implied Incremental Consideration (i.e. Premium) for Breakeven to Acquirer (Capacity to Pay) (4)	**$73.9**	-	**$185.1**
Implied Share Price	**$6.65**		**$10.44**
Premium to Current ORCC Share Price	**61.0%**		**152.8%**

(1) Analysis for illustrative purposes only. This analysis does not purport to be an appraisal nor does it necessarily reflect the price at which ORCC or its shares actually may be sold.

(2) Based on share price as of 3/23/09 and ORCC's outstanding common shares as of March 9, 2009 (29,892,595) as disclosed in ORCC's proxy statement filed on March 19, 2009.

(3) Public comparable EBITDA multiple range based on the Total Enterprise Values / EBITDA multiples for the following companies: Fundtech Ltd, Fidelity National Information Services Inc., Fiserv Inc., Global Payments, Inc., Intuit Inc., Jack Henry & Associates, Inc., Metavante Technologies, Inc., S1 Corporation, and Western Union.

(4) This reflects the amount of additional value to equity holders assuming a non-dilutive transaction by an acquirer (based on current multiples and paying 75% of synergies). If acquirer paid for 100% of synergies, the implied share price would be $7.93 to $12.53.

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Appendix B: Reconciliation of net income to EBITDA and EBITDA margin calculation

Reconciliation of EBITDA and EBITDA margin calculation Source: ORCC public filings